As filed with the Securities and Exchange Commission on March 16, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RELIANCE STEEL & ALUMINUM CO.

(Exact name of Registrant as specified in its charter)

California	95-1142616
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

350 South Grand Avenue, Suite 5100
Los Angeles, California 90071
(213) 687-7700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Reliance Steel & Aluminum Co. Employee Stock Ownership Plan
(Full title of the plan)

William A. Smith II
Vice President, General Counsel and Corporate Secretary
Reliance Steel & Aluminum Co.
350 South Grand Avenue, Suite 5100
Los Angeles, California 90071

(Name and address of agent for service)

(213) 687-7700
(Telephone number, including area code, of agent for service)

Copies to:

John B. Beckman

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee
Common Stock, no par value	50,000	$55.73	$2,786,500	$323.79

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers any additional securities to be offered or issued in connection with stock splits, stock dividends, recapitalizations, or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of our Common Stock as reported on The New York Stock Exchange on March 11, 2015.

EXPLANATORY NOTE

Reliance Steel & Aluminum Co. (the “Company”, “we,” “our,” “us”) is filing this Registration Statement to register 50,000 shares of common stock, no par value (“Common Stock”), in connection with the Reliance Steel & Aluminum Co. Employee Stock Ownership Plan (the “ESOP”). The documents containing the information specified in this Part I will be sent or given to the persons participating in the ESOP, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate information into this Registration Statement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Registration Statement, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this Registration Statement. This Registration Statement incorporates by reference the documents set forth below, the file number for each of which is 001-13122, that have been previously filed with the SEC:

•                  our Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 26, 2015;

•                  our Current Report on Form 8-K, filed on March 2, 2015; and

•                  the description of our Common Stock contained in our Registration Statement on Form 8-A, filed on May 25, 1994, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments thereto and reports filed for the purpose of updating such description.

In addition, all documents we file subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

In Article IV of the Restated Articles of Incorporation of the Company (“Articles”), the Company has eliminated to the fullest extent permitted under California law the liability of directors of the Company for monetary damages. Additionally, the Company is authorized to indemnify its agents (as such term is defined in Section 317 of the California General Corporation Law (“CGCL”)) for breach of their duty to the Company and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted under CGCL Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the CGCL. Section 5.11 of the Company’s Amended and Restated Bylaws (“Bylaws”) provides that the Company shall indemnify each of its agents against expenses, judgments, fines, settlements or other amounts actually and reasonably incurred by such person by reason of such person having been made or having been threatened to be made a party to a proceeding to the fullest extent permissible by the provisions of CGCL Section 317, as amended from time to time, and that the Company shall advance the expenses reasonably expected to be incurred by such agent in defending any such proceeding, upon receipt of the undertaking required by CGCL Section 317(f).

CGCL Section 204 allows a corporation, among other things, to eliminate or limit the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders; provided, however, that such a provision may not eliminate or limit liability of directors for the following specified actions: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; (vi) for transactions between the corporation and a director, or between corporations having interrelated directors; and (vii) for improper distributions, loans and guaranties. The provision does not apply to acts or omissions occurring before the date that the provision became effective and does not eliminate or limit the liability of an officer for an act or omission as an officer, regardless of whether that officer is also a director or that his or her actions, if negligent or improper, have been ratified by directors.

CGCL Section 317 gives a corporation the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether threatened, pending, or completed, and whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor), by reason of the fact that that person is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust or other enterprise. A corporation may indemnify such a person against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding, if that person acted in good faith, and in a manner that that person reasonably believed to be in the best interest of the corporation; and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A corporation also has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or other agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action, if that person acted in good faith, in a manner the person believed to be in the best interests of the corporation; provided, however, that no indemnification shall be made for any of the following: (a) in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which such proceeding was brought shall determine that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses; (b) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (c) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that any director, officer, employee or other agent has been successful on the merits in defense of any proceeding, or any claim, issue or matter therein, that person shall be indemnified against expenses actually and reasonably incurred in connection therewith. Indemnification is available only if authorized in the specific case by a majority of a quorum of disinterested directors, by independent legal counsel in a written opinion, by approval of the shareholders other than the person to be indemnified, or by the court. Expenses incurred by such a person may be advanced by the corporation before the final disposition of the proceeding upon receipt of an undertaking to repay the amount if it is ultimately determined that the person is not entitled to indemnification.

CGCL Section 317 further provides that a corporation may indemnify its officers and directors in excess of the statutory provisions if authorized by its articles of incorporation and that a corporation may purchase and maintain insurance on behalf of any officer, director, employee or other agent against any liability asserted or incurred in his or her capacity, or arising out of his or her status with the corporation.

In addition to the provisions of the Articles and the Bylaws, the Company has entered into indemnification agreements with all of its present directors and officers, to indemnify these persons against liabilities arising from third party proceedings, or from proceedings by or in the right of the Company, to the fullest extent permitted by law. Additionally, the Company has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.

At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company pursuant to which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification. CGCL Section 317 and the Bylaws  provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption for Registration claimed.

Not Applicable.

Item 8. Exhibits

23.1     Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1     Power of Attorney (included on the signature page of this Registration Statement).

The shares of Common Stock offered and sold pursuant to the ESOP are purchased by or at the direction of Fidelity Management Trust Company, the trustee of the ESOP, in open market transactions. In accordance with Item 8(a) of Form S-8, no opinion of counsel as to the legality of the securities has been provided because no original issuance or treasury shares have been, or are intended to be, issued by the Company under the ESOP. In the event we elect to issue shares of Common Stock to the ESOP  in the future, we intend to file a post-effective amendment with an opinion of counsel regarding the legality of the shares of Common Stock that may be issued by us to the ESOP.

The Company  has submitted the ESOP and all amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made all changes required by the IRS in order to qualify the ESOP.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 16, 2015.

RELIANCE STEEL & ALUMINUM CO.

By:	/s/ DAVID H. HANNAH
David H. Hannah

Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Karla R. Lewis and William A. Smith II, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ DAVID H. HANNAH	Chief Executive Officer	March 16, 2015
David H. Hannah	(Principal Executive Officer); Chairman of the Board;
Director

/s/ GREGG J. MOLLINS	President and Chief Operating Officer;	March 16, 2015
Gregg J. Mollins	Director

/s/ KARLA R. LEWIS	Executive Vice President and	March 16, 2015
Karla R. Lewis	Chief Financial Officer (Principal Financial Officer;
Principal Accounting Officer)

/s/ SARAH J. ANDERSON	Director	March 16, 2015
Sarah J. Anderson

/s/ JOHN G. FIGUEROA	Director	March 16, 2015
John G. Figueroa

/s/ THOMAS W. GIMBEL	Director	March 16, 2015
Thomas W. Gimbel

/s/ DOUGLAS M. HAYES	Director	March 16, 2015
Douglas M. Hayes

/s/ MARK V. KAMINSKI	Director	March 16, 2015
Mark V. Kaminski

/s/ ANDREW G. SHARKEY III	Director	March 16, 2015
Andrew G. Sharkey III

/s/ LESLIE A. WAITE	Director	March 16, 2015
Leslie A. Waite

INDEX TO EXHIBITS

Exhibits	Description

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page of this Registration Statement).